Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (the “Agreement”), effective as of July 19, 2021 (the “Commencement Date”), by and between Outbrain Inc., a Delaware corporation (the “Company”), and Elise Garofalo, a natural person and resident of the State of Connecticut (“Employee”).

W I T N E S S E T H :

The Company and Employee are parties to a certain Employment Agreement dated as of March 23, 2014 (the “Prior Agreement”);

The Parties desire to amend and restate in its entirety the Prior Agreement;

The Company desires to continue to employ Employee, and Employee desires to continue Employee’s employment with the Company, in accordance with the terms and conditions of this Agreement.

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

1.1              Defined Terms. The following terms, as used herein, have the following meanings:

“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment hereunder; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 4.1 hereof to the extent incurred prior to termination of employment; and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any Person organized by or for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Cause” means: (a) Employee’s conviction or plea of not guilty to any felony or a misdemeanor involving dishonesty or moral turpitude or where imprisonment is or may be imposed; (b) Employee’s commission of any act of theft, fraud ,or dishonesty or embezzlement against or in connection with the Company, or falsification of any employment or Company records; (c) Employee’s continued willful or gross neglect of her job duties, it being understood that any failure to perform job duties is not neglectful if such failure is by reason of mental or physical illness or incapacity; (d) Employee’s willful or grossly negligent act or omission that is, or is reasonably expected to be, materially detrimental to the Company’s reputation or business; (e) Employee’s willful misconduct and/or continued willful or grossly negligent failure to materially comply with the Company’s written policies and practices, to the extent not inconsistent with this Agreement; (f) Employee’s insubordination or Employee’s refusal without proper legal reason to substantially perform the duties and responsibilities reasonably required of Employee, other than by reason of mental or physical illness or incapacity; (g) any breach by Employee of any material term of this Agreement, or any other contractual agreement between Employee and the Company and/or Employee’s fiduciary duties to the Company; provided that, in the event of conduct described in clauses (c), (d), (e), (f) and (g), Cause shall exist only if the Employee fails to cure such grounds for Cause to the reasonable satisfaction of the Company within ten (10) business days of the Company’s written notice thereof, if reasonably curable within ten (10) business days, or if not, then within such time as is reasonable under the circumstances, which in no event shall exceed thirty (30) calendar days. Notwithstanding the foregoing or anything herein to the contrary, the Company and Employee agree that the performance of Employee’s duties outside of the Company’s offices shall not, in and of itself, constitute a neglect of her job duties, a failure to comply with the Company’s written policies and practices or a failure to perform her duties that, in any such case, would or could constitute “Cause” as defined here, provided she is otherwise complying with her duties and responsibilities to the Company (unless Employee has a physical or mental disability or infirmity that prevents the performance of Employee’s duties).

“Change of Control” has the meaning provided for in the Plan.

“Competitive Activities” means any revenue raising business activities in which the Company or any of its subsidiaries are engaged (or have committed plans to engage) during the Employment Period or, following termination of Employee’s employment hereunder, were engaged in (or had committed plans to engage in) at the time of such termination of employment.

“Disability” means any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Interfering Activities” means (a) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any of its subsidiaries to terminate or not renew such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company; (b) hiring any individual who was employed or engaged as an independent contractor by the Company or any of its subsidiaries within the six (6) month period prior to the date of such hiring; or (c) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or materially reduce the amount of business conducted with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Plan” means the Company’s 2007 Omnibus Securities and Incentive Plan, as amended and restated on January 21, 2009.

“Proprietary Information” means any and all information acquired by Employee during the course of her employment with the Company, except information that is publicly known or available through means other than breach of a confidentiality obligation to the Company by Employee or any other Person.

“Restricted Area” means any State of the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the Employment Period, or, following termination of Employee’s employment, were engaged (or had committed plans to engage) in business at the time of such termination of employment.

“Restricted Period” means the Employment Period and the twelve (12) month period thereafter, regardless of the reason of Employee’s termination of employment.

“Trade Secrets” means any information of the Company, its Affiliates or their related companies, including formulas, patterns, compilations, reports, records, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers (including customer preferences), buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, financial information, investment information, their legal, business and financial structure and operations, and other confidential and proprietary information or processes which (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE II
EMPLOYMENT

2.1              Term. The term of this Agreement shall begin as of the Commencement Date and shall continue thereafter (the “Term”), unless otherwise sooner terminated as hereinafter provided. The “Employment Period” shall mean the period during which Employee is employed by the Company.

2.2              Duties and Responsibilities. Employee shall be employed as Chief Financial Officer and shall report to the Company’s Chief Executive Officer and/or Board of Directors (the “Board”). Employee shall perform and discharge conscientiously and faithfully the duties which may be assigned to Employee from time to time by the Company’s Chief Executive Officer and/or the Board in connection with the conduct of the Company’s business, as well as those duties which are normally and customarily vested in a Chief Financial Officer of a corporation. Employee shall devote her full-time business time, attention and efforts to the business of the Company and shall not, during the Employment Period, engage in or participate in or render services to any other business or activity other than with respect to the rental properties (owned and maintained by Employee), and provided such activities do not interfere with Employee’s duties and responsibilities to the Company, and as otherwise approved by the Board during the Term. At all times during the Employment Period (except for periods of pre-approved or medical leave and vacation), Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may be reasonably required by the Company. Employee shall be based at the Company’s headquarters located in New York City and shall be required to travel from time to time (on average during the Term of no more than a third of Employee’s time) in order to perform her duties hereunder. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation.

ARTICLE III
COMPENSATION

3.1              Base Salary. Employee shall be paid a base salary (“Base Salary”) during the Employment Period at the annual rate of Four Hundred Thousand Dollars ($400,000). During the Employment Period, the Company may review the annual rate of Base Salary and may increase, but not decrease, such annual rate as it determines, in its sole discretion.

3.2              Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices and income and payroll taxes withholdings.

3.3              Incentive Compensation.

(a)               Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each whole or partial fiscal year of the Company (“Fiscal Year”) during the Employment Period (the “Annual Bonus”). For the avoidance of doubt, if Employee’s employment with the Company terminates for any reason other than for Cause during a given Fiscal Year, Employee shall be entitled to receive a pro-rated Annual Bonus for such partial Fiscal Year based on the portion of such Fiscal Year Employee was employed. The target Annual Bonus for each full Fiscal Year shall be no less than sixty percent (60%) of the Base Salary then in effect. The actual Annual Bonus payable in respect of each Fiscal Year shall be based upon the level of achievement of Company and individual performance objectives, as determined by the Board in consultation with Employee, and as such Company and individual performance objectives may be updated by the chief executive officer from time to time.

(b)               The Annual Bonus shall in all events be paid by no later than the fifteenth day of the third month next following the end of the Fiscal Year to which the Annual Bonus relates (the “Bonus Payment Deadline”). Should the determination of the Annual Bonus be based, in whole or in part, on information for the applicable Fiscal Year as reflected in the Company’s financial statements for such Fiscal Year, and the Company’s audited financial statements cannot be issued on a timely basis to permit such payment to be made by the Bonus Payment Deadline, the Annual Bonus shall be calculated on the basis of the Company’s internal unaudited financial statements and shall be paid by the Bonus Payment Deadline. Notwithstanding the foregoing or any other terms for Annual Bonuses wherever and whatever they may be, any prorated Annual Bonus payable for a Fiscal Year during which Employee’s employment is terminated shall be paid within 10 days following the effective date of such termination.

3.4              Stock Options. The Company shall amend the applicable stock option agreements for all of Employee’s existing nonqualified stock options to purchase shares of the Company’s common stock (collectively, the “Existing Nonqualified Options”) to provide that the Existing Nonqualified Options may be exercised at any time before the date that the earlier to occur of (i) the thirty-sixth month anniversary following the date of Employee’s termination of employment with the Company and (ii) the end of the original term of the Existing Nonqualified Option.

3.5              Family Medical Leave Act. Notwithstanding the terms of any employee policies or benefit plans to the contrary, from the commencement of Employee’s employment with the Company, Employee shall be entitled to any form of leave permitted under the Family and Medical Leave Act (“FMLA”) and any regulations interpreting it, without regard to whether Employee is entitled to leave under the terms of the FMLA.

3.6              Retention Benefits.

(a)               If Employee remains employed with the Company until the closing date (the “Closing Date”) of the earlier to occur of a Change of Control or an IPO (including a SPAC transaction) (the “Transaction”), Employee shall be entitled to, in addition to any other applicable payments or benefits provided hereunder, the following: a minimum Transaction bonus of $250,000 paid in a lump sum within thirty days of the Closing Date.

(b)               Reference is made to the Options and restricted stock units of the Company granted to Employee on December 24, 2020 (collectively, the “2020 Equity”) and the stock options granted to the Employee on September 30, 2014 of which 50,000 options remain unvested subject to the occurrence of an IPO (the “2014 Options”). The Company shall amend the award agreement for the 2020 Equity to provide that, if Employee remains employed by the Company through a Qualifying Date (defined below), then, to the extent not already satisfied, the service-based vesting obligation with respect to 75% of the 2020 Equity shall immediately be satisfied upon such Qualifying Date; provided, however, if any Exit Event (as defined in the grant agreement for any restricted stock units) occurs prior to the Qualifying Date, then any restricted stock units that become vested on the Qualifying Date shall be settled no later than the March 15th of the year following the year in which the Qualifying Date occurs; provided, further, however, for the avoidance of doubt, if the Exit Event has not occurred prior to the Qualifying Date, then such restricted stock units shall not become vested unless or until an Exit Event occurs during the time period required in the grant agreement. Additionally, if Employee remains employed by the Company through a Qualifying Date (defined below), then, on a Qualifying Date, 37,500 of the 2014 Options shall become vested and exercisable. As used herein, a “Qualifying Date” shall be the earliest to occur of the following three dates: (i) the date that is 12 months after the closing of an IPO or of a merger, consolidation or other business combination (a “Business Combination”) with a special purpose acquisition company (a “SPAC Transaction”); (ii) 6 months after the closing of any other Business Combination, other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination hold more than 55% of the equity of the surviving corporation immediately after the Business Combination; or (iii) June 30, 2022.

(c)               If, at any time prior to an IPO (including a SPAC Transaction), the Company enters into an agreement with a Chief Executive Officer of the Company to provide any reimbursement or payment for any excise or additional taxes incurred by such officer with respect to compensation paid by the Company, subject to the Employee remaining employed through the date of such agreement, the Company agrees to enter into an agreement to provide reimbursement or payment for such excise or additional taxes incurred by the Employee, if any, on terms substantially similar to those for the Chief Executive Officer (including compliance with Section 409A as provided in Section 9.1 below). Notwithstanding anything to the contrary in this Agreement or otherwise, any such obligation of the Company pursuant to this Section 3.6(c) or any obligation of the Company pursuant to any agreement entered into pursuant to this Section 3.6(c) shall terminate and be null and void immediately prior to the offering of any of the Company’s shares publicly, including through an IPO or SPAC transaction.

ARTICLE IV
OTHER EMPLOYMENT BENEFITS

4.1              Business Expenses. Upon submission of itemized expense statements, Employee shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Employee in the performance of her duties under this Agreement, and pursuant to the Company’s expense reimbursement policies in effect from time to time, provided, however, that (a) the amount of expenses eligible for reimbursement under this Section 4.1 for any one calendar year may not affect any such reimbursement for any other calendar year; (b) reimbursements shall be paid no later than the end of the calendar year following the year in which Employee incurs such expenses, and Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period; and (c) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit.

4.2              Benefit Plans. Employee shall be entitled to participate, on a basis commensurate with her position at the Company, in the Company’s insurance, retirement, health and similar benefit plans provided to other employees of the Company during the Employment Period, in all cases subject to all of the terms and conditions of such benefit plans. The Company shall have the right at any time to amend or terminate any benefit plan or arrangement made available by the Company to its employees. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to other employees holding similar positions as the Employee in accordance with Company policies in effect from time to time.

4.3              TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be responsible for administrative tasks associated with the Employee’s employment. The Employee will be provided with a Summary of Benefits, explaining the range of benefits available for Employee and her qualified dependents. Additional information will be available on-line on the terms and conditions included in the End User License Agreement (EULA) each new employee must accept in order to access TriNet’s on-line self-service portal, HR Passport.

ARTICLE V
TERMINATION OF EMPLOYMENT

During the Term the following provisions shall apply with respect to Employee’s termination of employment:

5.1              General. The Employment Period shall terminate upon the earliest to occur of (i) Employee’s death, (ii) the termination of Employee’s employment with the Company hereunder by the Company on account of Employee’s Disability, (iii) the termination of Employee’s employment with the Company hereunder by the Company with or without Cause, or (iv) the termination of Employee’s employment with the Company hereunder by the Employee. Upon any termination of Employee’s employment with the Company for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or Affiliates. In the event of Employee’s termination of employment for any reason other than by the Company for Cause, Employee (and her eligible dependents) shall be entitled to continued participation in and benefits under the Company’s health plans under COBRA, at the same cost to Employee as immediately prior to such termination, for a period of twelve (12) months following the effective date of termination of Employee’s employment (subject to the terms of applicable law, including COBRA); provided, that, if Employee is entitled to participate in a health plan provided by a new employer, any payment by the Company for continued participation in and benefits under the Company’s health plans shall cease (although participation and benefits may continue solely at Employee’s cost, to the extent participation and benefits must be offered under applicable law, including COBRA); provided, further, that, if the new employer’s health plan does not have preexisting condition coverage, Employee may continue participation in and benefits under the Company’s health plans for the balance of the period and at the cost first described above (subject to the terms of applicable law, including COBRA). For the avoidance of doubt, if the Company determines that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect, then, in lieu of providing the COBRA premiums, the Company shall instead pay Employee on the first day of any remaining months of such twelve-month period a fully taxable cash payment equal to the COBRA premium for that month.  Employee may, but is not obligated to, use such payment toward the payment of COBRA premiums.

5.2              Termination due to Death or Disability. If Employee dies during the Employment Period, Employee’s employment shall be deemed to terminate on the date of Employee’s death. Employee’s employment with the Company may also be terminated in the event of Employee’s Disability, such termination to be effective upon Employee’s receipt of written notice thereof, subject to exhaustion of any leave period required to be provided by applicable law. In the event Employee’s employment is terminated due to her death or Disability, Employee, or her estate or her beneficiaries, as the case may be, shall be entitled to: (i) the Accrued Obligations; (ii) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, to be paid at the same time it would otherwise be paid to Employee had no such termination occurred; and (iii) a prorated portion of the target Annual Bonus for the year in which Employee’s employment is terminated due to her death or Disability (or such larger amount to which Employee would be entitled under Section 3.3 above), such amounts to be paid within 30 days following the effective date of such termination. Except as set forth in this Section 5.2 and in Section 5.1 above, following Employee’s termination by reason of her death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.3              Termination by the Company for Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment at any time for Cause. Employee’s date of termination in the event Employee’s employment is terminated for Cause shall be the date on which Employee receives written notice of termination for Cause, except, if a cure period is required, Employee’s date of termination shall be upon the expiration of said cure period if Employee fails to cure within the cure period her conduct giving rise to Cause. In the event the Company terminates Employee’s employment for Cause, she shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 5.3 and in Section 5.1 above, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

5.4              Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, by providing Employee thirty (30) days written notice of such termination. Employee may elect to receive pay in lieu of notice for all or any portion of this notice period. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to: (i) the Accrued Obligations, each to be paid at the same time it would otherwise have been paid to Employee had no such termination occurred, through the effective date of termination; (ii) any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, to be paid at the same time it would otherwise be paid to Employee had no such termination occurred; (iii) a prorated portion of the target Annual Bonus for the year in which such termination occurs pursuant to the terms of Section 3.3 above (or such larger amount to which Employee would be entitled under Section 3.3 above); (iv) the payments and other benefits provided for in Section 3.6 above pursuant to the terms thereof; and, (v) if such termination without Cause occurs during the ninety-day period prior to the Transaction, the minimum Transaction bonus amount provided for in Section 3.6(a) paid in a single lump-sum on the later to occur of (x) the sixty-day anniversary of the such date of termination and (y) the date of the Transaction. Except as set forth in this Section 5.4 and Sections 3.6(b), 5.1 and 5.5 and as set forth in the grant agreements, as amended, for the Pre-2020 Equity, the 2020 Equity and any stock options or restricted stock granted hereinafter by the Company to Employee, following termination of Employee’s employment with the Company hereunder by the Company without Cause, Employee shall have no further rights to any compensation or compensatory benefits under this Agreement.

5.5              Termination by Employee. Employee may terminate her employment with the Company by providing the Company with written notice of such termination and its effective date (which may be immediate). In such event, the Company shall pay the Employee the amounts referred to in Section 5.4 above as if the Company had terminated the Employee without Cause.

5.6              Release Requirements. Notwithstanding any provision herein to the contrary, the payment of any amount pursuant to Section 5.1, 5.4 or 5.5 (other than the Accrued Benefits) after notice of termination is given is conditioned on Employee’s prior execution, no later than sixty (60) days following the effective date of termination of employment, of a separation agreement and general release in substantially the same form as attached hereto as Exhibit A, and such separation agreement and general release becoming effective pursuant to its terms no later than the end of such sixty-day period. Such amounts are inclusive and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company or pursuant to statutory or common law claim and to the extent paid or provided under any other such arrangement shall be offset from the amount due under 5.1, 5.4 or 5.5 (other than the Accrued Benefits) to the extent such offset does not violate Section 409A of the Code. None of the payments or benefits described in Section 5.1 5.4 or 5.5 (other than the Accrued Benefits) shall be paid until the Release has been signed and become effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to on the first payroll date following the date the Release becomes effective without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

5.7              Garden Leave. In the event of the Company’s giving written notice of termination, the Company shall have the right, at its option, at any time, by written notice to Employee, to place Employee on a paid leave of absence for all or any part of the applicable notice period remaining until the effective date of Employee’s termination of employment. During any such leave of absence, the Company retains the right to terminate Employee’s employment for Cause based solely on actions of Employee on or after the date the Company or Employee, as applicable, provides such notice of termination, subject to any applicable cure rights, except that the Company shall not terminate Employee’s employment for Cause based on Employee’s failure to report to work during such leave of absence.

5.8              Return of Company Property. Employee agrees that all Trade Secrets, Proprietary Information, drawings, designs, blueprints, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, PDAs, Blackberries and other documents (electronic or otherwise), materials and equipment of any kind that Employee has acquired or will acquire during the course of Employee’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Employee agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company.

ARTICLE VI
RESTRICTIVE COVENANTS

6.1              Employee Acknowledgment. Employee acknowledges and agrees that (a) the agreements and covenants contained in this Article VI are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (b) by her employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Article VI, references to the Company shall be deemed to include its subsidiaries.

6.2              Confidentiality of Company Information. Employee acknowledges that, from time to time, Employee may be provided with Trade Secrets and Proprietary Information. Employee further acknowledges her fiduciary obligations in respect thereof. Without limiting the scope of such fiduciary obligations, Employee agrees that she shall not, at any time or in any manner, directly or indirectly, use for her own benefit or the benefit of any other Person, or otherwise, divulge, disclose, or communicate to any Person, any information concerning any Trade Secret or Proprietary Information without the prior express written consent of the Company.

6.3              Company’s Intellectual Property Rights.

(a)               Work for Hire. Employee agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by Employee during the course of Employee’s employment by the Company that relate to the actual or contemplated business of the Company shall be deemed “work made for hire,” as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company. To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company. To the extent that any of the aforementioned copyrightable works may not, by operation of law, be works for hire, Employee agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works. The Company shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works. Employee agrees to give the Company or its designees all assistance it may reasonably require to secure or protect those rights.

(b)               Company’s Proprietary Rights. Employee agrees that all discoveries, developments, ideas, improvements, designs, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as “Inventions”), that are made, conceived or reduced to practice by Employee, while employed by the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Company’s competitive business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) directly result from any work performed by Employee for the Company, or (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company shall be the property of, and shall promptly be disclosed by Employee to, the Company.

(c)               Cooperation. Employee agrees that, at any time during or after Employee’s employment with the Company, Employee shall, without further compensation, but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsections (a) and (b) of this Section 6.3, including executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries. In the event that Employee is unable or unavailable or refuses to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Employee under this Agreement or otherwise covered by this Section 6.3 (including applications or renewals, extensions, divisions or continuations), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents and, as Employee’s agents and attorneys-in-fact, to act for and in Employee’s behalf, and in Employee’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by Employee.

6.4              Non-Competition.  Employee covenants and agrees that during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on behalf of herself or on behalf of or in conjunction with any Person, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder (except as a holder, for investment purposes only, of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, partner, member, joint venturer, lender, investor or otherwise, engage in any Competitive Activities within the Restricted Area.

6.5              Non-Interference.  During the Restricted Period, Employee shall not, directly or indirectly, for her own account or for the account of any other Person, engage in Interfering Activities.

6.6              Blue Pencil. If any restriction set forth in Sections 6.4 or 6.5 herein is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, such restriction shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. If any provision of Section 6.4 or 6.5 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, any public policy, or any other reason, such invalidity shall not affect the remaining provisions of said section, which remain in full force and effect.

6.7              Breach of Restrictive Covenants. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Article VI hereof will result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any subsidiary thereof, as applicable) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of Article VI hereof, restraining Employee from engaging in activities prohibited by Article VI hereof or such other relief as may be required specifically to enforce any of the covenants in Article VI hereof.

ARTICLE VII
ASSIGNMENT AND TRANSFER

7.1              Employee may not transfer any of her rights and obligations under this Agreement by assignment or otherwise, and any such purported assignment, transfer or delegation shall be void. This Agreement shall be assignable by the Company to, and shall inure to the benefit of and be binding upon and enforceable by, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

8.1              Representations and Warranties of Employee. Employee represents and warrants to the Company that: (i) Employee’s employment will not conflict with or result in her breach of any agreement to which she is a party or otherwise may be bound; (ii) Employee has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which she is or may be bound; and (iii) in connection with Employee’s employment with the Company, she will not use any confidential or proprietary information that she may have obtained in connection with employment with any prior employer.

ARTICLE IX
MISCELLANEOUS

9.1              Section 409A.

(a)               Unless otherwise expressly provided, any payment of compensation by the Company to Employee, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth day of the third month next following the later of the end of the calendar year or the end of the Fiscal Year, in either case in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”)). All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by the Company to Employee are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted consistent therewith. Each party agrees not to take an inconsistent position in connection with any tax return, financial statement, audit, litigation or other related matter. Neither the Company nor Employee, individually or in combination, may accelerate any such deferred payment, except to the extent such acceleration would not result in the imposition of additional tax or any penalties under Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. For purposes of Section 409A, each payment of compensation by the Company to Employee under this Agreement shall be treated as a separate payment, and Employee’s entitlement to receive compensation from the Company under this Agreement in a series of installment payments shall be treated as Employee’s entitlement to receive a series of separate payments. Notwithstanding anything to the contrary contained in this Agreement, no payment of “nonqualified deferred compensation” (within the meaning of Section 409A) shall be payable by the Company hereunder to Employee upon Employee’s termination of employment with the Company unless such termination of employment (or until a subsequent termination or reduction of Employee’s services for the Company) constitutes Employee’s “separation from service” with the Company within the meaning of Section 409A.

(b)               Notwithstanding anything to the contrary contained in this Agreement, in the event that Employee is determined to be a “key employee” (as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof)) of the Company at a time when the Company or a member of its controlled group has stock which is publicly-traded on an established securities market for purposes of Section 409A, payments determined to be “nonqualified deferred compensation” thereunder and payable in connection with the termination of Employee’s employment with the Company shall be made to Employee no earlier than the earlier of (i) the last day of the sixth complete calendar month following termination of Employee’s employment with the Company, or (ii) the date of Employee’s death, consistent with the provisions of Section 409A. Any payment or payments delayed by reason of the immediately preceding sentence shall be paid to Employee in a single lump sum on the first day following the last day of the sixth complete calendar month following the date of the termination of Employee’s employment with the Company, in order to catch up to the original payment schedule. Notwithstanding the immediately preceding two sentences, provided that all such payments are to be made by no later than the last day of the second taxable year in which occurs the termination of Employee’s employment with the Company, no delay shall be required to the extent that such payments (i) are payable to Employee during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), and/or (ii) (A) do not exceed an amount equivalent to two hundred percent (200%) of the lesser of (1) Employee’s annualized compensation from the Company for Employee’s taxable year immediately preceding her taxable year in which the termination of Employee’s employment with the Company occurs, or (2) the maximum amount of compensation that may be taken into account under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Code, for the calendar year in which Employee’s termination of employment with the Company occurs, and (B) will be fully paid by no later than the last day of the second taxable year of Employee following the taxable year of Employee in which the termination of Employee’s employment with the Company occurs.

(c)               Notwithstanding anything contained in Section 9.1 to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A.

(d)               Notwithstanding anything in this Agreement to the contrary, the parties shall use commercially reasonable efforts to make all terms of this Agreement consistent with and all payments made pursuant to this Agreement payable at such times as to not result in any penalty, interest and/or tax to Employee pursuant to the provisions of Section 409A. To the extent that the IRS determines that any provision, or compliance with any provision, of this Agreement (other than benefits covered by the following paragraph) would cause Employee to incur any tax, interest or penalty under Section 409A, such provision shall be reformed so as to avoid such tax, interest or penalty; provided, however, that in no event shall any such reformation reduce the aggregate amount due to Employee or delay the payment of such amount.

(e)               To the extent that provision of benefits hereunder when provided herein would constitute a “deferral of compensation” within the meaning of Section 409A, the Company shall provide such benefits in a manner that is not subject to Section 409A or complies with the requirements of Section 409A to the extent necessary to avoid any tax, interest or penalty thereunder. To the extent necessary to so comply, the Company shall determine the premium cost necessary to provide benefits for the applicable coverage period and shall pay such premium cost during the applicable coverage period on the applicable due date for such premiums.

(f)                In no event may Employee, directly or indirectly, designate the calendar year of payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All expense or cost reimbursements and tax gross-ups payable pursuant to this Agreement or any plan that constitute or would constitute taxable income to Employee shall be paid no later than the end of the calendar year next following the calendar year in which Employee incurs the related expense or pays the related tax.  With regard to any provision herein that provides for in-kind benefits, except as permitted by Section 409A, for the avoidance of doubt: (i) the in-kind benefits shall not be subject to liquidation or exchange for other benefits; and (ii) the amount of in-kind benefits provided during any taxable year shall not affect the in-kind benefits to be provided in any other taxable year.

9.2              Indemnification; Directors and Officers Insurance. The Company shall (a) during the Employment Period and thereafter without limitation of time, indemnify and advance expenses to Employee to the fullest extent permitted by applicable law from time to time in effect, provided (i) Employee shall not be entitled to retain her own counsel if counsel to the Company is also representing her in any such action or proceeding except if the defendants in any such proceedings include both Employee and the Company and there are legal defenses available to her which are different from or additional to those available to the Company and the Company does not assert such defenses, or the applicable disciplinary rules and ethical considerations preclude (even if the Employee and the Company provide written waivers) one counsel from representing the Employee and the Company or asserting such defenses on behalf of Employee, then Employee shall have the right at the Company’s expense to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such proceedings on her behalf, and (ii) Employee delivers a written undertaking to the Company to repay such amounts if a court of competent jurisdiction determines that she is not entitled to such indemnification, and (b) ensure that during the Employment Period, the Company and its affiliates acquire and maintain directors and officers liability insurance covering Employee; provided, however, that in no event shall Employee be entitled to indemnification or advancement of expenses under this Section 9.2 with respect to any proceeding or matter therein brought or made by Employee against the Company or its affiliates other than one initiated by Employee to enforce Employee’s rights under this Section 9.2. The rights of indemnification and to receive advancement of expenses as provided in this Section 9.2 shall not be deemed exclusive of any other rights to which Employee may at any time be entitled under applicable law, the Certificate of Incorporation or Bylaws of the Company or any of its affiliates, any agreement, a vote of shareholders, a resolution of the Board, or otherwise. The provisions of this Section 9.2 shall continue in effect notwithstanding termination of Employee’s employment hereunder for any reason.

9.3              Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to her in connection with this Agreement and that she has been advised by the Company to seek tax advice from her own tax advisors regarding this Agreement and payments that may be made to her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A to such payments.

9.4              Governing Law and Venue; Legal Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in New York City, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Employee and the Company agree that there will be no punitive damages payable as a result of any dispute involving this Agreement or otherwise involving Employee’s employment and agree not to request punitive damages. If the Company breaches this Agreement, the Company shall pay to Employee upon demand therefor the reasonable fees and costs, including legal fees, incurred by Employee to enforce the terms of this Agreement.

9.5              WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE.

9.6              Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

9.7              Confidentiality. No party shall disclose the existence or terms of this Agreement, except solely insofar as legally required or in confidence to such party’s legal counsel, accountants or other professional advisors.

9.8              Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

Outbrain Inc.
39 West 13th Street, 3rd Floor
New York, NY 10001
Attention: Yaron Galai
Telecopy: (917) 591-5856
Email:galai@outbrain.com

and

Outbrain Inc.
39 West 13th Street, 3rd Floor
New York, NY 10001
Attention: Legal Dept.
Telecopy: (917) 591-5856
Email: vgonzalez@outbrain.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP
71 S. Wacker
Chicago, IL 60606
Attention: Ryan Liebl
Telecopy: (312) 701-8392
Email: rliebl@mayerbrown.com

if to Employee:

Elise Garofalo
24 Hampton Close
Orange, CT 06477
Email: elisegarofalo@yahoo.com

9.9              Severability. Subject to Section 6.6 above, in the event that any provision or part of any provision of this Agreement is void or unenforceable for any reason whatsoever, then such provision shall be stricken from this Agreement and of no force and effect. However, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

9.10            No Third-Party Beneficiaries.  Except, in the event of Employee’s death, Employee’s devisee, legatee or other designee or, if there be no such designee, Employee’s estate, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.11            Entire Agreement. This Agreement and any other documents referenced herein contain the entire agreement and understanding between the parties hereto and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. The Company and Employee each acknowledge and agree that they are not relying on, and they may not rely, on any oral or written representation of any kind that is not set forth in writing in this Agreement.

9.12            Amendment. This Agreement may be altered, amended, modified, superseded or canceled only by a writing signed by Employee and by a duly authorized representative of the Company.

9.13            Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

COMPANY		EMPLOYEE

Outbrain Inc.

By:	/s/ Veronica Gonzalez	/s/ Elise Garofalo
Name:	Veronica Gonzalez	Elise Garofalo
Title:	General Counsel & Corporate Secretary

EXHIBIT A

TO EMPLOYMENT AGREEMENT

Separation Agreement and Release of Claims

(a)               Elise Garofalo ("Employee"), for herself and her family, heirs , executors, administrators, legal representatives and their respective successors and assigns, as an express condition of, and in exchange for the consideration contained in, Section 5.4 of the Employment Agreement to which this release is attached as Exhibit A (the "Employment Agreement"), which Employee acknowledges is in addition to any amounts to which she would have otherwise been entitled but for the Employment Agreement and execution of this Separation Agreement and Release of Claims, effective the date hereof, do fully and forever release, remise and discharge Outbrain Inc. (the "Company"), its direct and indirect parents, subsidiaries and Affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, and with the Company, the "Group") from any and all claims which Employee had, may have had, or now has against the Group, for or by reason of any matter, cause or thing whatsoever occurring from the beginning of time through the date Employee executes this Separation Agreement and Release of Claims, including any claim arising out of or attributable to Employee's employment or the termination of Employee's employment with the Company, any claims of breach of contract, wrongful termination, unjust dismissal , defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This Separation Agreement and Release of Claims includes , but is not limited to, all claims arising under the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act ("ADEA''), Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S .C. § 1981, the Rehabilitation Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Labor Law, the New York State Human Rights Law, the New York City Human Rights Law, each as may be amended from time to time, and all other federal, state and local employment, labor and anti-discrimination laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees. As used in this Separation Agreement and Release of Claims, the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Employee specifically releases all claims relating to Employee's employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. Notwithstanding any provision of this paragraph 1 to the contrary, by executing this Agreement, Employee is not releasing any claims relating to (i) Employee's rights to enforce the Company's obligations under this Separation Agreement and Release of Claims, Article V or Section 9.2 of the Employment Agreement (in each case, subject to the terms and conditions contained therein) or any equity agreement between Employee and the Company, (ii) any claim that may not be waived as a matter of law, or (iii) Employee's right, pursuant to the Older Workers Benefit Protection Act, to seek a judicial determination of this validity of the Agreement's waiver of claims under the Age Discrimination in Employment Act. Employee acknowledges that she is releasing unknown claims and waiving all rights she has or may have under any statute or common law principle of similar effect; provided that Employee is not waiving any rights or claims that may arise out of acts or events that occur after the date on which she signs this Agreement. Notwithstanding anything in the foregoing to the contrary, Employee acknowledges that the Company's exercise of its rights under and in accordance with this Agreement shall not give rise to any legal claims .

(b)               Employee represents that Employee has not filed or permitted to be filed against the Group, individually or collectively, any complaints, charges or lawsuits arising out of Employee's employment, or any other matter arising on or prior to the date hereof, and Employee covenants and agrees that Employee will never individually or with any other person file, or commence the filing of, any lawsuits against the Group with respect to the subject matter of this Separation Agreement and Release of Claims and claims released pursuant to this Separation Agreement and Release of Claims (including, without limitation, any claims relating to the termination of Employee's employment), except as may be necessary to seek a determination of the validity of the waiver of Employee's rights under the ADEA. In addition, to the extent permitted by applicable law, Employee agrees that Employee will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against the Group brought by or on behalf of any Person, including, without limitation, any current or former employees or service providers of the Group, other than pursuant to a valid judicial subpoena or court order. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or a comparable state or local agency. To the extent any proceeding or charge may be brought by a Person (including the EEOC) from which Employee otherwise could receive an award, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

(c)               Except as expressly provided in this Separation Agreement and Release of Claims, the Employment Agreement is hereby terminated and of no further force and effect and any and all of Employee's right to compensation and employee benefit programs under the Employment Agreement are hereby cancelled, terminated and discharged and the Parties expressly agree that Employee shall not accrue or be entitled to any further compensation or rights under, or have any interest in, any of the foregoing programs. Notwithstanding anything in this Agreement to the contrary, the provisions of Article V (Termination of Employment), Article VI (Restrictive Covenants) and Article IX (Miscellaneous) of the Employment Agreement shall remain in full force and effect in accordance with their terms and Employee hereby ratifies and confirms her obligations thereunder.

(d)               Employee agrees that she will not make, or cause to be made, any disparaging, negative or adverse remarks whatsoever, whether in public or private, and whether written, oral or otherwise, concerning the Company, its subsidiaries and Affiliates and their respective businesses, products or services.

(e)               Employee agrees to assist and to cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge in Employee's possession, or any act or omission by Employee or where the Company believes Employee's personal knowledge, attendance, and participation are reasonably necessary. Employee's obligations under this paragraph include the obligation to provide truthful testimony by testimony, affidavit, or otherwise in connection with an investigation, arbitration, hearing, trial, or similar proceeding. Employee will also perform all reasonable acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Employee for reasonable expenses she incurs in fulfilling her obligations under this paragraph.

(f)                Employee agrees that the terms and conditions of this Separation Agreement and Release of Claims (including the fact/existence of this Separation Agreement and Release of Claims) shall remain confidential and shall not be disclosed to anyone, except as required by law or to Employee's immediate family members, attorneys, accountants and/or tax advisors, each of whom shall be advised of, and agree to, said agreement of confidentiality prior to disclosure of such information by Employee.

(g)               Employee hereby acknowledges that the Company has informed her that she has up to 21 days to sign this Separation Agreement and Release of Claims and she may knowingly and voluntarily waive that 21 day period by signing this Separation Agreement and Release of Claims earlier. Employee also understands that she shall have 7 days following the date on which she signs this Separation Agreement and Release of Claims within which to revoke it by providing a written notice of her revocation to the Company. This Separation Agreement and Release of Claims shall take effect on the eighth day following Employee's execution of this Separation Agreement and Release of Claims unless Employee's written revocation is delivered to the Company within 7 days after such execution.

(h)               Employee acknowledges that this Separation Agreement and Release of Claims will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Employee agrees that any dispute concerning or arising out of this Separation Agreement and Release of Claims shall be tried exclusively in an appropriate state or federal court in New York, New York.

(i)                 Employee acknowledges that she has read this Separation Agreement and Release of Claims, that it is written in a manner that she understands, that she has been advised that she should consult with an attorney before she executes this general release of claims and has had an opportunity to do so, and that she understands all of its terms and executes it voluntarily without any duress or undue influence and with full knowledge of its significance and the consequences thereof.

(j)                 This Separation Agreement and Release of Claims, together with the surviving terms of the Employment Agreement, constitutes the entire agreement between the parties concerning any and all matters addressed herein. The parties acknowledge that they have not executed this Separation Agreement and General in reliance on any representation, inducement, promise, agreement or warranty that is not contained in this Separation Agreement and General Release or the Employment Agreement. Any amendments to or changes in the obligations created by this Separation Agreement and Release of Claims shall not be effective unless reduced to writing and signed by all parties.

(k)                No term or condition of this Separation Agreement and Release of Claims shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Separation Agreement and Release of Claims except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(l)                 If any provision of this Separation Agreement and Release of Claims is held to be invalid, the remaining provisions shall remain in full force and effect. However, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in paragraph 1 above, provided that, upon a finding by a court of competent jurisdiction that the release language found in paragraph 1 is unenforceable, the Company shall rewrite paragraph 1 to cure the defect and Employee shall re execute the release upon request, and Employee shall not be entitled to any additional monies, benefits and/or compensation therefor.

COMPANY	EMPLOYEE

Outbrain Inc.

By:
Name:	Elise Garofalo
Title:

23